Exhibit 99.2

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash	$148,155	$120,985
Contracts in transit	17,840	38,464
Receivables, net of allowance for doubtful accounts	19,889	36,441
Assets held for sale	3,396	94,532
Due from related parties, current portion	4,929	4,943
Inventories	128,895	260,116
Leased rental/service vehicles	10,755	12,463
Prepaid expenses and other current assets	19,000	11,814

Total current assets	352,859	579,758

Non-current assets:
Restricted cash, net of current portion	14,322	14,427
Property and equipment, net	238,605	248,613
Goodwill	142,065	142,065
Franchise rights	126,139	126,139
Right-of-use assets – operating	47,725	51,479
Right-of-use assets – finance	24,468	25,953
Other assets	12,617	10,538

Total non-current assets	605,941	619,214

Total assets	$958,800	$1,198,972

See Notes to Condensed Consolidated Financial Statements

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Continued)

(Dollars in thousands)

(Unaudited)

	September 30, 2021	December 31, 2020
Liabilities and Partners’ Capital
Liabilities:
Current liabilities:
Floorplan payable	$104,040	$280,953
Accounts payable	32,640	35,246
Accrued expenses and other current liabilities	41,762	32,080
Liabilities held for sale	—	2,340
Notes payable – related party, current portion	962	12,308
Long-term debt, current portion	6,719	21,119
Operating lease liabilities, current portion	4,604	4,532
Finance lease liabilities, current portion	1,432	1,471
Leased vehicle liability	10,755	12,510
Redeemable non-controlling interests, current portion	24,943	18,450
Due to related parties	3,973	2,471

Total current liabilities	231,830	423,480

Non-current liabilities:
Long-term debt, net of current portion	137,197	242,913
Operating lease liabilities, net of current portion	45,088	48,354
Finance lease liabilities, net of current portion	25,102	26,237
Notes payable – related party, net of current portion	14,667	2,871
Redeemable non-controlling interests, net of current portion	4,903	9,973
Other liabilities	2,655	5,205

Total non-current liabilities	229,612	335,553

Total liabilities	461,442	759,033

Commitments and contingencies (see Footnote 11)
Partners’ capital:
Partners’ capital attributable to the Partnership	343,165	308,865
Non-controlling interests	154,193	131,074

Total partners’ capital	497,358	439,939

Total liabilities and partners’ capital	$958,800	$1,198,972

See Notes to Condensed Consolidated Financial Statements

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
New vehicle retail sales	$244,159	$368,116	$823,145	$935,038
Used vehicle retail sales	165,812	209,088	482,784	531,866
Used vehicle wholesale sales	26,859	28,949	77,765	72,816
Service, body, and parts sales	61,635	80,574	177,416	213,136
Finance and insurance sales	21,339	26,762	67,832	73,158

Total revenues	519,804	713,489	1,628,942	1,826,014

Costs of sales:
New vehicle retail cost	213,851	340,470	742,435	877,507
Used vehicle retail cost	151,456	190,707	443,958	492,884
Used vehicle wholesale cost	23,946	26,832	68,853	69,606
Service, body, and parts cost	26,194	35,137	75,778	95,050

Total cost of sales	415,447	593,146	1,331,024	1,535,047

Gross profit	104,357	120,343	297,918	290,967

Operating expenses:
Selling, general and administrative expenses	78,935	89,366	223,755	240,655
Loss (gain) on sale of dealerships, property and equipment, net	281	4,299	(2,180)	4,273
Managerial assistance fee, related party	3,235	3,233	9,702	9,700
Rent expense	2,543	2,226	6,350	6,148
Asset impairment	—	—	867	—
Depreciation and amortization	2,584	2,994	7,854	8,110

Total operating expenses	87,578	102,118	246,348	268,886

Operating income	16,779	18,225	51,570	22,081

Other income (expense):
Floorplan interest	(614)	(1,920)	(2,772)	(9,385)
Interest expense	(1,927)	(2,388)	(5,849)	(11,300)
Interest expense to related parties	(744)	(1,195)	(2,208)	(4,738)
Other income, primarily gain on forgiveness of debt	148	673	19,246	1,644

Total other income (expense), net	(3,137)	(4,830)	8,417	(23,779)

Net income (loss)	13,642	13,395	59,987	(1,698)

Net income attributable to non-controlling interests	6,745	8,352	25,662	9,233

Net income (loss) attributable to the Partnership	$6,897	$5,043	$34,325	$(10,931)

See Notes to Condensed Consolidated Financial Statements

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Partners’ Capital

(Dollars in thousands)

(Unaudited)

	GPB Auto SLP, LLC	Class A Limited Partners	Class A-1 Limited Partners	Class B Limited Partners	Class B-1 Limited Partners	Total Controlling Interests	Non- Controlling Interests	Total
Partners’ capital – December 31, 2019	$—	$188,951	$85,151	$38,429	$16,061	$328,592	$124,226	$452,818
Partners’ capital contributions	—	—	—	—	—	—	80	80
Unit issuance costs	—	—	—	(71)	(20)	(91)	—	(91)
Distributions	—	—	—	—	—	—	(3)	(3)
Net loss	—	(6,805)	(3,039)	(1,368)	(548)	(11,760)	(450)	(12,210)

Partners’ capital – March 31, 2020	$—	$182,146	$82,112	$36,990	$15,493	$316,741	$123,853	$440,594
Partners’ capital contributions	—	—	—	—	—	—	84	84
Unit issuance costs	—	—	—	(88)	(36)	(124)	—	(124)
Net (loss) income	—	(2,469)	(1,078)	(487)	(180)	(4,214)	1,331	(2,883)

Partners’ capital – June 30, 2020	$—	$179,677	$81,034	$36,415	$15,277	$312,403	$125,268	$437,671
Partners’ capital contributions	—	—	—	—	—	—	95	95
Unit issuance costs	—	—	—	(70)	(34)	(104)	—	(104)
Distributions	—	—	—	—	—	—	(2)	(2)
Net income	—	2,806	1,374	572	291	5,043	8,352	13,395

Partners’ capital – September 30, 2020	$—	$182,483	$82,408	$36,917	$15,534	$317,342	$133,713	$451,055

Partners’ capital – December 31, 2020	$—	$177,570	$80,294	$35,883	$15,118	$308,865	$131,074	$439,939
Partners’ capital contributions	—	—	—	—	—	—	98	98
Unit issuance costs	—	—	—	(16)	(9)	(25)	—	(25)
Net income (loss)	—	3,064	1,497	1,026	(91)	5,496	7,519	13,015

Partners’ capital – March 31, 2021	$—	$180,634	$81,791	$36,893	$15,018	$314,336	$138,691	$453,027
Partners’ capital contributions	—	—	—	—	—	—	130	130
Distributions	—	—	—	—	—	—	(36)	(36)
Net income	—	12,521	5,759	2,578	1,074	21,932	11,398	33,330

Partners’ capital – June 30, 2021	$—	$193,155	$87,550	$39,471	$16,092	$336,268	$150,183	$486,451
Partners’ capital contributions	—	—	—	—	—	—	114	114
Distributions	—	—	—	—	—	—	(2,849)	(2,849)
Net income	—	3,997	1,732	813	355	6,897	6,745	13,642

Partners’ capital – September 30, 2021	$—	$197,152	$89,282	$40,284	$16,447	$343,165	$154,193	$497,358

See Notes to Condensed Consolidated Financial Statements

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$59,987	$(1,698)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	6,369	6,598
Amortization of right-of-use assets – finance	1,485	1,512
Amortization of right-of-use assets – operating	3,693	3,500
Amortization of capitalized guarantee costs in interest expense to related party	62	95
Amortization of debt issuance costs in interest expense to related party	392	1,636
Amortization of debt issuance costs in interest expense	1,418	1,075
Asset impairment	867	—
(Gain) loss on disposal of property and equipment, net	(3,877)	357
Loss on disposal of dealerships, net	1,697	3,916
(Decrease) increase in interest rate swap liability in interest expense	(526)	1,014
Bad debt recovery, net	(709)	(105)
Forgiveness of debt	(19,811)	—
Other adjustments to reconcile net income (loss)	237	(113)
Changes in operating assets and liabilities:
Contracts in transit	20,624	16,762
Receivables	17,261	(7,623)
Due from related parties	73	2,828
Inventories	135,485	205,119
Prepaid expenses and other current assets	(7,260)	12,147
Leased rental/service vehicles	1,708	2,438
Other assets	(2,140)	549
Floorplan payable, trade, net	(6,891)	(37,482)
Accounts payable	(2,606)	26,115
Accrued expenses and other current liabilities	11,081	(16,126)
Payments on lease liabilities – operating	(3,443)	(3,268)
Due to related parties	704	3,210
Leased vehicle liability	(1,754)	(2,389)
Redeemable non-controlling interests	1,115	—
Other liabilities	806	(861)

Net cash provided by operating activities	216,047	219,206

Cash flows from investing activities:
Purchase of property and equipment	(16,821)	(2,278)
Proceeds from disposition of property and equipment	48,138	30,331
Proceeds from disposition of dealerships	40,640	18,279
(Payment) from note receivable from related party	—	(3,700)

Net cash provided by investing activities	71,957	42,632

Cash flows from financing activities:
Payments of floorplan debt, non-trade, net	(155,708)	(169,085)
Proceeds from long-term debt	—	33,148
Payments of long-term debt	(99,007)	(26,102)
Payments of finance lease liabilities	(1,175)	(1,029)
Payments of deferred financing costs	(2,190)	(782)
Payments of notes payable to related parties	—	(15,412)
Capital contributions from non-controlling interests	342	259
Capital contributions from redeemable non-controlling interests	—	3,700
Unit issuance costs	(25)	(319)

See Notes to Condensed Consolidated Financial Statements

	Nine Months Ended September 30,
	2021	2020
Distributions to partners and non-controlling interests	(2,885)	(5)
Distributions to mandatorily redeemable capital	(291)	—
Net cash used in financing activities	(260,939)	(175,627)

Net increase in cash	27,065	86,211

Cash, beginning of period	135,412	67,686

Cash, end of period	$162,477	$153,897

Supplemental cash flow information:
Reconciliation of cash and restricted cash
Cash	$148,155	$131,940
Restricted cash, current portion	—	7,500
Restricted cash, net of current portion	14,322	14,457

Total cash and restricted cash	$162,477	$153,897

Supplemental disclosure of cash flow information:
Cash payments for interest	$10,943	$27,248

See Notes to Condensed Consolidated Financial Statements

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

1.    Organization, Basis of Presentation, and Liquidity

Correction of an immaterial error for the three months ended March 31, 2020

During the financial statement preparation of the three and six months ended June 30, 2021, management identified a classification error between revenue and cost categories in its Condensed Consolidated Statement of Operations for the three months ended March 31, 2020, previously reported in the Partnership’s Form 10/A (as described below). The gross profit reported for the three months ended March 31, 2020, was unaffected. Management concluded that this classification error did not materially affect the previously reported consolidated financial statements for the three months ended March 31, 2020. As a result, in accordance with ASC 250, “Accounting Changes and Error Corrections,” a reclassification was recorded to correct the immaterial error and is reflected in the Condensed Consolidated Statement of Operations for the nine months ended September 30, 2020 presented herein. Effects of the reclassification are as follows:

(Dollars in thousands)	Three months ended March 31, 2020 As Originally Reported	(Increase) Decrease	Three months ended March 31, 2020 As Adjusted
New vehicle retail sales	$288,025	$6,522	$281,503
Service, body, and parts sales	80,327	2,055	78,272
Finance and insurance sales	13,603	(7,387)	20,990
Total revenues	572,035	1,190	570,845
New vehicle retail cost	268,195	1,190	267,005
Total cost of sales	482,156	1,190	480,966
Gross profit	89,879	—	89,879

Organization

GPB Automotive Portfolio, LP (the “Partnership”, “we”, or “our”) is a holding company which was organized as a Delaware limited partnership on May 27, 2013 and commenced operations on that date. GPB Capital Holdings, LLC (“General Partner”, “Capital Holdings” or “GPB”), a Delaware limited liability company and registered investment adviser, is the Partnership’s general partner pursuant to the terms of the Fifth Amended and Restated Limited Partnership Agreement dated April 27, 2018 (as the same may be amended from time to time, the “LPA”). Pursuant to the LPA, GPB, through its affiliation with Highline Management, Inc., conducts and manages our business. The Partnership has no material assets or standalone operations other than its ownership in its consolidated subsidiaries.

Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial Statements as of September 30, 2021, and for the three and nine months ended September 30, 2021 and 2020 have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. Additionally, operating results for interim periods are not necessarily indicative of the results that can be expected for a full year. The unaudited Condensed Consolidated Financial Statements herein should be read in conjunction with our audited Consolidated Financial Statements and notes thereto included in Amendment No. 3 to the Form 10 filed with the SEC on September 9, 2021 (the “Form 10/A”).

Principles of Consolidation

The Condensed Consolidated Financial Statements include the accounts of the Partnership and its subsidiaries in which we have a controlling interest. Upon consolidation, all intercompany accounts, transactions, and profits are eliminated. The Partnership has a controlling interest when it owns a majority of the voting interest in an entity or when it is the primary beneficiary of a variable interest entity (“VIE”). When determining which enterprise is the

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements  (continued)

primary beneficiary, management considers (i) the entity’s purpose and design, (ii) which variable interest holder has the power to direct the activities that most significantly impact the entity’s economic performance, and (iii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. When certain events occur, the Partnership reconsiders whether it is the primary beneficiary of that VIE. A VIE is an entity in which the equity investment holders have not contributed sufficient capital to finance its activities or the equity investment holders do not have defined rights and obligations normally associated with an equity investment.

Nature of Business

The Partnership’s principal business is the retail sale of automobiles in the northeast United States. The Partnership offers a diversified range of automotive products and services, including new vehicles, used vehicles, parts and service and automotive finance and insurance products, which include vehicle service and other protection products, as well as the arranging of financing for vehicle purchases through third party finance sources.

Recent Events

Pending sale of the business

On September 12, 2021, GPB Portfolio Automotive, LLC, a Delaware limited liability company, Capstone Automotive Group, LLC, a Delaware limited liability company, Automile Parent Holdings, LLC, a Delaware limited liability company, and Automile TY Holdings, LLC, a Delaware limited liability company, which are direct or indirect subsidiaries of the Partnership, (the “Selling Entities”) entered into a Purchase Agreement (the “Purchase Agreement”) with Group 1 Automotive, Inc., (the “Purchaser”). The Selling Entities agreed to sell substantially all of the assets of the Selling Entities, including, but not limited to the Selling Entities’ real property, vehicles, parts and accessories, goodwill, permits, intellectual property and substantially all contracts, that relate to their automotive dealership and collision center businesses, and excluding certain assets such as cash and certain receivables (collectively, the “Transaction”) for a cash purchase price of approximately $880.0 million, subject to certain customary adjustments described in the Purchase Agreement (the “Purchase Price”).

At the closing of the Transaction, $45.0 million of the Purchase Price will be deposited into escrow as a contingent reserve to be used, if necessary, to compensate the Purchaser for any post-closing indemnifiable losses pursuant to the terms of the Purchase Agreement, with 50% to be released to the Selling Entities 12 months after the closing of the Transaction and the remainder to be released to the Selling Entities 24 months after the closing of the Transaction, subject to pending claims, if any.

The closing of the sale is expected to be substantially completed by year-end, and is subject to various closing conditions, such as receipt of approval or expiration of the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the approval of the court-appointed monitor overseeing GPB. The closing of the Transaction is not conditioned upon the Purchaser’s ability to obtain financing. The Purchase Agreement also contains certain termination rights of the Purchaser and the Sellers. As of the date of this filing, the Monitor has approved the Transaction, and the requisite waiting period of the HSR Act has expired.

The completion of the pending sale of the business may have an impact on several of the legal matters disclosed. See “Footnote 11. Commitments and Contingencies”.

Federal Matters

On February 4, 2021, the SEC filed a contested civil proceeding against GPB; Ascendant Capital, LLC (“Ascendant”), GPB’s placement agent for the investments in question; Ascendant Alternative Strategies (“AAS”), which marketed the investments in question; David Gentile, the founder, owner and Chief Executive Officer of GPB; Jeffry Schneider, owner and CEO of Ascendant; and Jeffrey Lash, former managing partner of GPB, in the United States District Court for the Eastern District of New York (the “EDNY Court” and the “SEC Action”). No GPB-managed Partnership was sued. The SEC Action alleges several violations of the federal securities laws, including securities fraud. The SEC is seeking disgorgement and civil monetary penalties, among other remedies.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements  (continued)

Also, on February 4, 2021, the United States Attorney’s Office for the Eastern District of New York (the “USAO”) brought a criminal indictment against Mr. Gentile, Mr. Schneider, and Mr. Lash. The indictment in the criminal case alleges conspiracy to commit securities fraud, conspiracy to commit wire fraud, and securities fraud against all three individuals. Mr. Gentile and Mr. Lash were also charged with two counts of wire fraud. The USAO intends to seek criminal forfeiture. Mr. Gentile resigned from all management and board positions with GPB, the GPB-managed funds, including the Partnership, and subsidiaries of the Partnership, promptly following his indictment.

State Matters

On May 27, 2020, the Massachusetts Securities Division of the Office of the Secretary of the Commonwealth (“Massachusetts”) filed an Administrative Complaint against GPB for alleged violations of the Massachusetts Uniform Securities Act. No GPB-managed fund is a named defendant. The Complaint alleges, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements or omissions. Massachusetts is seeking both monetary and administrative relief, including disgorgement and rescission to Massachusetts residents who purchased the GPB-managed funds. This matter is currently stayed, pending resolution of the Criminal Case.

On February 4, 2021, seven State securities regulators (from Alabama, Georgia, Illinois, Missouri, New Jersey, New York, and South Carolina, collectively the “States”) each filed suit against GPB. No GPB-managed fund is a named defendant in any of the suits. Several of the suits also named Ascendant, AAS, Mr. Gentile, Mr. Schneider, and Mr. Lash as defendants. The States’ lawsuits allege, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements and omissions. The States are seeking both monetary and administrative relief, including disgorgement and rescission. The cases brought by Alabama, Georgia, Illinois, Missouri, New York, and South Carolina have been stayed pending the conclusion of the related Criminal Case. The State of New Jersey has voluntarily dismissed its case, without prejudice to re-file it following the conclusion of the Criminal Case.

Appointment of Monitor

On February 11, 2021, the EDNY Court in the SEC Action appointed Joseph T. Gardemal III as an independent monitor over GPB (the “Monitor”) (the “Order”) until further Order of the Court. Pursuant to the Order, Capital Holdings shall (i) grant the Monitor access to all non-privileged books, records and account statements for the GPB-managed Funds, including the Partnership, as well as their portfolio companies; and (ii) cooperate fully with requests by the Monitor reasonably calculated to fulfill the Monitor’s duties. As noted below, the Order was amended on April 14, 2021

The Monitor is required to assess the Partnership’s operations and business, and make recommendations to the EDNY Court, which may include continuation of GPB’s operations subject to the Monitorship, a liquidation of assets, or filing for reorganization in bankruptcy. The Order provides that the Monitor will remain in place until terminated by order of the EDNY Court, and grants the Monitor the authority to approve or disapprove proposed material corporate transactions by GPB, the Partnership or its subsidiaries, extensions of credit by them outside the ordinary course of business, decisions to resume distributions to the limited partners of the Partnership, or any decision to file any bankruptcy or receiver petition for any of them, among other actions. The Monitor is not required to approve the issuance of these consolidated financial statements nor has management sought or obtained approval from the Monitor.

On April 14, 2021, the EDNY Court entered an Amended Order, providing that, in addition to the SEC and GPB, certain State regulators will receive access to the periodic reports filed by the Monitor pursuant to the Order. See “Footnote 11. Commitments and Contingencies” for more information on the appointment of the Monitor.

Liquidity

The accompanying Condensed Consolidated Financial Statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the Condensed Consolidated Financial Statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Partnership be unable to continue as a going concern.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements  (continued)

Upon issuance of the Partnership’s most recent audited financial statements as of and for the year ended December 31, 2020, Management had determined that the following factors existed that raised substantial doubt about the Partnership’s ability to continue as a going concern:

•

As of December 31, 2020, the Partnership and its subsidiaries had total cash and restricted cash of $135.4 million, of which $3.5 million was held directly by and available to satisfy general obligations of the Partnership. Included in total cash on hand was $26.9 million held by certain subsidiaries of the Partnership that was available for use and upstreaming without restriction. The balance of $105.0 million was held by GPB Prime Holdings, LLC (“GPB Prime”), (the Partnership’s largest subsidiary) and was restricted to use and upstreaming to the Partnership pursuant to restrictions imposed by its lender. At December 31, 2020, obligations of the Partnership and its subsidiaries, excluding GPB Prime, due within one year exceeded its available cash on hand.

•

The Partnership relies on its ability to upstream funds from its operating subsidiaries to meet its obligations in the normal course of business and also to allocate to other subsidiaries in need. The Partnership and GPB Prime are party to financing agreements with M&T Bank as part of an eight-member credit syndication (the M&T Credit Agreement). Borrowings under the M&T Credit Agreement are available for the purposes of financing the purchase of new, used and loaner vehicles, and for providing operational liquidity in the form of mortgages and term debt. Amendments to the M&T Credit Agreement dated September 21, 2018 and June 14, 2019 restricted GPB Prime’s ability to pay distributions, make additional requests for delayed draw loans, make any additional acquisitions (other than those already in process at that date) greater than $2.0 million, or to make any distribution to the Partnership as well as pay any put, redemption, or equity recapture options or agreements to any person. Our ability to meet our obligations over the shorter and longer term is dependent upon freeing up the restrictions that currently do not allow the upstreaming of funds from certain of our operating subsidiaries and negotiating extensions or replacement of our subsidiaries’ financing arrangements.

•	GPB Prime’s M&T Credit Agreement was set to expire and become fully due and payable in February 2022.

The M&T Credit Agreement was Amended and Restated (Eleventh Amendment) on June 24, 2021. This Eleventh Amendment alleviated the conditions which previously caused management to conclude that substantial doubt existed about the Partnership’s ability to continue as a going concern. Specifically, the Eleventh Amendment provides for the following amended terms:

•

The Partnership is entitled to a distribution of up to approximately $10.0 million previously restricted cash held at GPB Prime. As of September 30, 2021, $5.7 million of the $10.0 million was distributed to and held by the Partnership and is available to satisfy its general obligations.

•	The maturity date of the M&T Credit Agreement was extended from February 24, 2022 until December 31, 2022.

Based on these amended terms, and the improved liquidity they provide the Partnership, Management concludes that it will have sufficient liquidity to meet its financial obligations for the period of at least 12 months from November 15, 2021 (management’s assessment date), and therefore further concludes that there is no longer substantial doubt about the Partnership’s ability to continue as a going concern. See also “Footnote 11. Commitments and Contingencies” for discussion of the role of the Monitor with respect to the Partnership’s use of cash as well as indemnification obligations to GPB.

2.    Significant Accounting Policies

The significant accounting policies used in preparation of these Condensed Consolidated Financial Statements are disclosed in our annual consolidated financial statements included in the Form 10/A, and there have been no changes to the Partnership’s significant accounting policies during the three and nine months ended September 30, 2021.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements  (continued)

PPP Loan Forgiveness

In 2020, the Partnership’s subsidiaries entered into Paycheck Protection Program loans (“PPP Loans”), for a total initial amount of $20.0 million across 30 loans. Interest accrues at 1% per annum. Per H.R. 7010, the Paycheck Protection Program Flexibility Act of 2020, all payment of principal, interest, and fees is deferred until the date on which the amount of loan forgiveness, as determined by the SBA, is remitted to the lender. Twenty-nine loans have been approved for forgiveness in whole or in part. For the three months ended September 30, 2021 and 2020, $0.5 million and nil, respectively, was forgiven and is included in other (expense) income on the Condensed Consolidated Statement of Operations. For the nine months ended September 30, 2021 and 2020, $19.8 million and nil, respectively, was forgiven and is included in other (expense) income on the Condensed Consolidated Statement of Operations.

Risks and Uncertainties

We are subject to a number of legal proceedings at both the Partnership and dealerships, as described in “Footnote 11. Commitments and Contingencies.” While we are vigorously defending our position in these proceedings, there is uncertainty surrounding their related outcomes and timing. The cost to defend and the outcomes of these proceedings could affect the liquidity of the Partnership and the use of available cash, and the assessment of our ability to continue as a going concern.

We purchase substantially all of our new vehicles and inventory from various manufacturers at the prevailing prices charged by auto manufacturers to all franchised dealers. Our new vehicle sales could be impacted by the auto manufacturers’ inability or unwillingness to supply dealerships with an adequate supply of popular models. Our concentration of new vehicle sales has not materially changed from the percentages reported for the year ended December 31, 2020.

We depend on our manufacturers to provide a supply of vehicles which supports expected sales levels. In the event that manufacturers are unable to supply the needed level of vehicles, our financial performance may be adversely impacted.

We depend on our manufacturers to deliver high-quality, defect-free vehicles. In the event that manufacturers experience future quality issues, our financial performance may be adversely impacted.

We are subject to a concentration of risk in the event of financial distress, including potential reorganization or bankruptcy, of a major vehicle manufacturer. Our sales volume could be materially adversely impacted by the manufacturers’ or distributors’ inability to supply the dealerships with an adequate supply of vehicles. We also receive incentives and rebates from our manufacturers, including cash allowances, financing programs, discounts, holdbacks, and other incentives. These incentives are recorded as receivables in our Condensed Consolidated Balance Sheets until payment is received. Our financial condition could be materially adversely impacted by the manufacturers’ or distributors’ inability to continue to offer these incentives and rebates at substantially similar terms, or to pay our outstanding receivables.

The Partnership and GPB Prime are party to financing agreements with M&T Bank as part of an eight-member credit syndication, including three manufacturer-affiliated finance companies (the M&T Credit Agreement). These financial institutions provide vehicle financing for new and used vehicles, term loans, mortgage loans and a delayed draw facility. The M&T Credit Agreement is the primary source of floor plan financing for our new and used vehicle inventory for GPB Prime. The Partnership also relies on its ability to upstream funds from GPB Prime and its other operating subsidiaries to meet its obligations in the normal course of business and also to allocate to other subsidiaries in need.

The term of the M&T Credit Agreement was extended on June 24, 2021 through December 2022 (see also “Footnote 1. Organization, Basis of Presentation, and Liquidity” to these Condensed Consolidated Financial Statements), in conjunction with the Eleventh Amendment. Our financial condition could be materially adversely impacted if we are unable to extend or renew the M&T Credit Agreement or reach agreements with other third party lenders to meet some or all of our liquidity needs on terms and conditions that are acceptable to us. Because the term of the M&T Credit Agreement extends beyond the going concern assessment’s look-forward period, it alone does not raise substantial doubt about the Partnership’s ability to continue as a going concern. Therefore, absent any other

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements  (continued)

condition or event, substantial doubt is not raised because it is not probable we will be unable to meet our obligations during the look-forward period. Additionally, our financial condition could be materially adversely impacted if we fail to comply with our contractual covenants. Our lenders could terminate or adversely modify our financing arrangements which could cause us to sell one of our dealerships or group of dealerships below what we perceive to be fair value in an effort to access capital. There can be no assurances that the Partnership and/or GPB Prime will be able to obtain sufficient additional liquidity or renew its debt on terms acceptable to them or us.

We enter into Franchise Agreements with the manufacturers. The Franchise Agreements generally limit the location of the dealership and provide the auto manufacturer approval rights over changes in dealership management and ownership. The auto manufacturers are also entitled to terminate the Franchise Agreement if the dealership is in material breach of the terms. Our ability to expand operations depends, in part, on obtaining consents of the manufacturers for the acquisition of additional dealerships.

We are currently party to litigation with two manufacturers arising from the termination of the former Chief Operating Officer (“Former CEO of Automile”) (David Rosenberg) of Automile Parent Holdings, LLC, a dealership group acquired in 2017 with a concentration in the northeastern United States, and have resolved a dispute with a third manufacturer arising from the same termination by divesting two dealerships selling such manufacturer’s vehicles and resolved a dispute with a fourth manufacturer by divesting one dealership selling such manufacturer’s vehicles. Following the developments on February 4, 2021, including the indictment of the owner and former officer of GPB, the filing by the SEC and other government agencies of litigations against GPB, and the appointment of the Monitor, we received additional termination notices from a manufacturer representing two existing dealerships and two planned new dealerships subject to letters of intent, which were settled and these termination notices were withdrawn. If termination notices are issued by any manufacturer and are not resolved, it could lead to litigation between the affected dealerships and those manufacturers in which our dealerships would protest the terminations under state law. If, as a result of any termination notices, we are required to sell one of our dealerships or group of dealerships, we may be unable to realize what we perceive to be fair value or may be required to dispose of dealerships at depressed prices. The loss of franchise rights due to terminations could also lead to lenders terminating or adversely modifying our financing arrangements, other vendors terminating or adversely modifying business relationships, loss of employees and other adverse results, including on our financial condition, results of operations, cash flows and business operations.

The Monitor is required to assess certain aspects of the Partnership’s operations and make recommendations to the Court which may include continuation or expansion of the Monitorship, conversion of the Monitorship to a Receivership, and/or filing a bankruptcy petition. The Monitor’s initial recommendation and report was filed with the court on April 12, 2021, and the Monitor recommended the monitorship continue for 180 days. On April 12, 2021, the court entered an amended order providing that the Monitor will remain in place until terminated by order of the court, and granting the Monitor the authority to approve or disapprove proposed extensions of credit outside the ordinary course of business, decisions to resume distributions to the limited partners of the Partnership, or any decision to file any bankruptcy or receiver petition for any of them, among other actions, by GPB, the Partnership or its subsidiaries.

In March 2020, the World Health Organization declared COVID-19 a “Public Health Emergency of International Concern.” The outbreak of COVID-19 has contributed to, and will likely continue to contribute to, volatility in financial markets, including changes in interest rates. Additionally, COVID-19 has posed significant challenges for supply chains globally, affecting automobile inventory shortages in both the new and used markets. COVID-19 and other outbreaks like it have negative impacts on economic fundamentals and consumer confidence, may increase the risk of default of particular dealerships, reduce the availability of debt financing to the Partnership, and potential purchasers of dealerships, negatively impact market values, cause credit spreads to widen, and impair liquidity and capital resources. While the Partnership’s operations have rebounded from the 2020 COVID-19 related dealership shutdowns with an increase in revenue and gross profit for the three and nine months ended September 30, 2021 compared to the three and nine months ended September 30, 2020, no assurance can be given as to the effect of these COVID-19 related events on the value of the Partnership’s investments in the future. The impact of a public health crisis such as COVID-19 (or any future pandemic, epidemic or other outbreak of a contagious disease) is difficult to predict, which presents material uncertainty and risk with respect to the long-term performance of the Partnership.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements  (continued)

3.    Recently Issued Accounting Pronouncements

Accounting Standards Update (“ASU”) 2020-04, “Reference Rate Reform” (Topic 848): The ASU provides optional expedients and exceptions for companies that have contracts, hedging relationships and other transactions that reference LIBOR or other reference rates expected to be discontinued because of reference rate reform. The optional expedients and exceptions apply during the transition period and are intended to ease the financial reporting burdens mainly related to contract modification accounting, hedge accounting and lease accounting. The transition period is effective as of March 12, 2020 and will apply through December 31, 2022. LIBOR is used as an interest rate “benchmark” in the majority of the Partnership’s floorplan notes payable, as well as its mortgages, other debt and lease contracts. Additionally, the Partnership’s derivative instruments are benchmarked to LIBOR. The Partnership is currently working with its lenders to determine the impact of the discontinuation of LIBOR on the Partnership’s Condensed Consolidated Financial Statements.

4.    Dispositions

See Pending Dispositions in “Footnote 1. Organization, Basis of Presentation, and Liquidity” for more information on a material pending disposition.

In April 2021, GPB Prime sold the Prime Chevrolet Hyannis and Prime Subaru Hyannis dealerships to a third-party. The Partnership received net proceeds of $6.6 million, and recognized a net loss on disposal of the dealership of $0.6 million recorded in gain on sale of dealerships, property and equipment, net in the Condensed Consolidated Statement of Operations for the nine months ended September 30, 2021. The proceeds relating to this disposition were used to pay down debt.

In March 2021, GPB Prime sold Prime Toyota Boston to a third-party. The Partnership received net proceeds of $10.3 million, and recognized a net loss on disposal of the dealership of $0.4 million recorded in loss (gain) on sale of dealerships, property and equipment, net in the Condensed Consolidated Statement of Operations for nine months ended September 30, 2021. The proceeds relating to this disposition were used to pay down debt.

In March 2021, GPB Prime sold Hyannis Toyota and Orleans Toyota dealerships and the related real estate to a third-party. The Partnership received net proceeds of $23.8 million and $16.6 million, respectively, and recognized a net loss on disposal of the dealership of $0.7 million and a net gain on disposal of related real estate of $1.4 million, respectively, recorded in loss (gain) on sale of dealerships, property and equipment, net in the Condensed Consolidated Statement of Operations for the nine months ended September 30, 2021. The proceeds relating to this disposition were used to pay down debt.

In September 2020, Capstone Automotive Group, LLC, a holding company subsidiary of the Partnership (“Capstone”), sold all of the remaining FX Caprara dealerships and the related real estate to a third-party. The Partnership received net proceeds of $1.6 million and $5.6 million, respectively, and recognized a net loss on disposal of the dealership and related real estate of $0.8 million and $0.8 million, respectively, recorded in loss (gain) on sale of dealerships, property and equipment in the Condensed Consolidated Statement of Operations for the nine months ended September 30, 2020.

In September 2020, Capstone sold four of the Kenny Ross Auto Group (“KRAG”) dealerships and the related real estate to a third-party. The Partnership received net proceeds of $16.7 million and the related real estate for net proceeds of $23.6 million, respectively, and recognized a net loss on disposal of the dealership and related real estate of $2.3 million and $0.3 million, respectively, recorded in loss (gain) on sale of dealerships, property and equipment in the Condensed Consolidated Statement of Operations for the nine months ended September 30, 2020.

All of the dispositions that have closed during the nine months ended September 30, 2021 and 2020 were in the ordinary course of business within the mandate for the automotive strategy outlined in the Private Placement Memorandum (“PPM”), and thus were not considered a strategic shift in the Partnership’s operation and as such, are not considered discontinued operations.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements  (continued)

5.    Receivables, Net

Receivables, net of allowance for doubtful accounts, consisted of the following:

	September 30, 2021	December 31, 2020

	(Dollars in thousands)
Receivables
Manufacturer receivables	$9,986	$22,633
Trade receivables	6,918	9,682
Finance and insurance receivables	3,618	5,866

Total	20,522	38,181
Less: Allowance for doubtful accounts	(633)	(1,740)

Receivables, net of allowance for doubtful accounts	$19,889	$36,441

6.    Inventories

Inventories consisted of the following:

	September 30, 2021	December 31, 2020

	(Dollars in thousands)
Inventories
New vehicles	$35,109	$167,018
Used vehicles	59,215	61,344
Parts and accessories	12,922	10,115
Rental/service loaner vehicles, net	21,649	21,639

Total inventories, net	$128,895	$260,116

As of September 30, 2021 and December 31, 2020, nil and $21.8 million, respectively, of inventory was re-classified into assets held for sale. See “Footnote 9. Assets Held for Sale”.

7.    Property and Equipment

Property and equipment consisted of the following:

	September 30, 2021	December 31, 2020

	(Dollars in thousands)
Property and Equipment
Land	$110,275	$121,106
Buildings and improvements	124,556	145,918
Construction in progress	5,196	7,605
Furniture, fixtures and equipment	28,900	27,515

Total	268,927	302,144
Less: Accumulated depreciation	(26,926)	(24,331)

Total property and equipment, net of accumulated depreciation	242,001	277,813
Less: property and equipment reclassed to assets held for sale	(3,396)	(29,200)

Total	$238,605	$248,613

In May 2021, GPB Prime, sold a parcel of land relating to the Prime Toyota Boston, to a third-party. The Partnership received net proceeds of $16.1 million, and recognized a net gain on disposal of the real estate of $4.0 million recorded in loss (gain) on sale of dealerships, property and equipment, net in the Condensed Consolidated Statement of Operations. The proceeds relating to this disposition were used to pay down debt.

In April 2021, the Partnership, sold the remaining KRAG related real estate to a third-party. The Partnership received net proceeds of $11.8 million, and recognized a net loss on disposal of the real estate of $0.5 million recorded in loss (gain) on sale of dealerships, property and equipment, net in the Condensed Consolidated Statement of Operations. The proceeds relating to this disposition were used to pay down debt.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements  (continued)

In March 2021, the Partnership sold a vacant parcel of real estate for net proceeds of $2.9 million and a net loss of $0.1 million recorded in loss (gain) on sale of dealerships, property and equipment, net in the Condensed Consolidated Statement of Operations. The proceeds were used in part to repay all outstanding debt relating to real estate.

8.    Goodwill and Franchise Rights

The carrying values of goodwill and franchise rights were $142.1 million and $126.1 million, respectively as of September 30, 2021 and December 31, 2020. For the three and nine months ended September 30, 2021 and 2020, there were no triggering events that would require an interim impairment test to be performed and as such no impairment charges were recorded to the carrying values.

9.    Assets Held for Sale

During the nine months ended September 30, 2021, GPB’s Acquisition Committee committed to a plan to dispose of two properties, KRAG related real estate and 750 Bridgeport Ave. As part of the required evaluation under the held for sale guidance, the Partnership determined that the approximate fair value less costs to sell the property did not exceed the net assets.

For the three months ended September 30, 2021 there were no additional plans to dispose of assets that met the criteria to be classified as assets held for sale. For the three and nine months ended September 30, 2021, property and equipment re-classified to assets held for sale was impaired by nil and $0.9 million, respectively, to adjust to fair value which has been recorded as a component of asset impairment on the Condensed Consolidated Statement of Operations. For the three and nine months ended September 30, 2020, there was no impairment recorded for the Partnership.

As of September 30, 2021, a parcel of real estate, 750 Bridgeport Ave, remained in assets held for sale on the Condensed Consolidated Balance Sheet.

The following table reconciles the major classes of assets classified as held for sale as part of continuing operations as of September 30, 2021 and December 31, 2020 in the accompanying Condensed Consolidated Balance Sheets:

	September 30, 2021	December 31, 2020

	(Dollars in thousands)
Assets held for sale
Inventories	$—	$21,780
Franchise rights	—	23,720
Goodwill	—	17,559
Property and equipment	3,396	29,200
Right of use assets	—	2,273

Total assets held for sale	$3,396	$94,532

Liabilities held for sale
Operating lease liabilities	$—	$(2,340)

10.    Related Party Transactions

FEES AND EXPENSES

The Partnership has incurred the following fees and expenses:

Managerial Assistance Fee

Per the LPA and PPM, GPB is entitled to receive an annualized managerial assistance fee (the “Managerial Assistance Fee”), for providing managerial assistance services to the Partnership and the dealerships. Those services

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements  (continued)

include the identification, management and disposition of underlying portfolio companies and/or dealerships, and other duties assumed and stated under the LPA. The Managerial Assistance Fee does not include expenses related to in-house services and operations support services provided to the Partnership or its operating companies. Such expenses are in addition to, and not in lieu of, the Managerial Assistance Fee. The Managerial Assistance Fee is payable by the Partnership quarterly in advance at 2.0% per annum for Class A and B Units and 1.75% per annum for Class A-1 and B-1 Units calculated on each Limited Partners’ Gross Capital Contributions. GPB, in its sole discretion, may defer, reduce or waive all or a portion of the Managerial Assistance Fee with respect to one or more Limited Partners for any period of time (and intends to waive the Managerial Assistance Fee with respect to the Special LP, as defined below, and its affiliates that invest in the Partnership). Managerial Assistance Fees charged to expense and included in the Condensed Consolidated Statements of Operations for the three months ended September 30, 2021 and 2020 were $3.2 million and $3.2 million, respectively. Managerial Assistance Fees charged to expense and included in the Condensed Consolidated Statements of Operations for the nine months ended September 30, 2021 and 2020 were $9.7 million and $9.7 million, respectively.

Partnership Expenses

The Partnership pays its own operating expenses. GPB is responsible for its or its affiliates’ general and administrative costs and expenses and its day-to-day overhead expenses of managing the Partnership and is not entitled to be reimbursed by the Partnership for such expenses other than for the portion of the total compensation of GPB’s or its affiliates (including holding companies) officers and employees relating to the time such officers or employees provide In-House services or Operations Support Services to the Partnership or its dealerships. Such expenses are in addition to, and not in lieu of, the Managerial Assistance Fee. “In-House services” include but are not limited to accounting, legal, compliance, information technology, human resources, and operational and management services to the Partnership or the dealerships. Operations Support Services include but are not limited to operational support and consulting services and similar services to, or in connection with, the identification, acquisition, holding and improvement of the dealerships. In addition, GPB pays expenses on the Partnership’s behalf when operationally feasible and obtains reimbursement. Partnership expenses included as a component of selling, general and administrative expenses in the Condensed Consolidated Statements of Operations for the three months ended September 30, 2021 and 2020 were $2.8 million and $0.3 million, respectively. Partnership expenses included as a component of selling, general and administrative expenses in the Condensed Consolidated Statements of Operations for the nine months ended September 30, 2021 and 2020 were $5.5 million and $1.6 million, respectively. The balance associated with Partnership expenses payable was $1.2 million and $0.7 million as of September 30, 2021 and December 31, 2020, respectively, and was included as a component of due to related parties in the Condensed Consolidated Balance Sheets.

TRANSACTIONS WITH FORMER MEMBERS AND MANAGER

In 2014, the Partnership entered into an agreement with Patrick Dibre (“Former Manager”), who at the time was a manager and 15% interest holder of one of the operating subsidiaries of the Partnership and one of the operating subsidiaries of GPB Holdings, LP, another GPB-managed partnership. The Partnership advanced the Former Manager, in the form of a convertible loan, $10.8 million towards the Partnership’s purchase of a dealership owned by the Former Manager.

On December 9, 2015, the purchase agreement with the Former Manager was amended to provide that the target dealership pay an annual interest rate of 8% from December 9, 2015, through the date of the dealership’s sale to the Partnership. Prior to December 9, 2015, the dealership paid the Partnership its net cash flows pursuant to the terms of the agreement.

On November 14, 2016, the purchase agreement with the Former Manager was amended to, among other things, 1) terminate the convertible loan and convert the original principal amount into a deposit, 2) change the initial target dealership to a new target dealership, Honda of Aventura (“HOA”) that was to be acquired by the Partnership, 3) provide the acquisition price and terms for HOA, and 4) provide that the Former Manager would surrender all of his membership interests in the GPB entities noted above effective immediately.

This arrangement is currently the subject of ongoing litigation, see “Footnote 11. Commitments and Contingencies.” As part of the legal proceedings, the Partnership has charged legal expenses included as a component of selling, general and administrative expenses on the Condensed Consolidated Statement of Operations for the three months

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements  (continued)

ended September 30, 2021 and 2020 of $0.0 million and $0.0 million, respectively. For the nine months ended September 30, 2021 and 2020, the Partnership has charged legal expenses included as a component of selling, general and administrative expenses on the Condensed Statement of Operations of $0.0 million and $0.1 million, respectively. These expenses were paid for by GPB on behalf of the Partnership and the unpaid reimbursement was recorded as a component of due to related parties on the Condensed Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020 for $0.8 million and $0.7 million, respectively.

NOTES PAYABLE TO RELATED PARTIES

In October 2015, the Partnership entered into a loan agreement with GPB Borrower LLC, an affiliate of the General Partner, and received proceeds in the form of a loan of $12.0 million, maturing in October 2019. The loan accrued interest and was paid monthly in arrears at 13.5% per annum. In August 2016, the note was restructured and certain incremental procurement costs incurred at the loan’s inception were added to the existing principal, increasing the principal balance to $15.4 million (“AISF Note 1”). As part of the restructuring, AISF Note 1 was assigned by GPB Borrower LLC to an affiliate of the Partnership, GPB Automotive Income Sub-Fund, Ltd. (“GPB AISF”). GPB AISF is an offshore financing facility formed primarily for the benefit of the Partnership.

The increase in principal of $3.4 million represented the incremental procurement costs directly related to the issuance of the note and was classified as debt issuance costs on the Condensed Consolidated Balance Sheets. These costs, along with the change in interest rate, were accounted for as a modification to the existing debt with no gain or loss recognized. It was subsequently determined that the actual debt issuance costs on AISF Note 1 totaled $2.1 million. The difference was applied to AISF Note 2 (defined below) and a note issued to HA (defined below) for which the debt issuance costs relate. The $2.1 million was capitalized as debt issuance costs and is being amortized over the four-year life of the note using the effective interest rate method.

In 2016, the Partnership entered into three loan agreements (“AISF Note 2, AISF Note 3, and AISF Note 4”) with GPB AISF for a total of $18.0 million and incurred debt issuance costs of $2.9 million. In 2017, the Partnership entered into two loan agreements (“AISF Note 5 and AISF Note 6”) with GPB AISF for a total of $11.8 million and incurred debt issuance costs of $2.0 million. In 2019, the Partnership entered into one loan agreement (“AISF Note 7”) with GPB AISF for $3.3 million and incurred debt issuance costs of $0.6 million.

Each AISF note matures four years from the issuance date, and accrues interest at 8.75% per annum, payable monthly in arrears. In July 2021, AISF Note 5 and AISF Note 6 were amended to increase the interest rate to 12.5% and to extend the maturity date to December 2022. Interest expense relating to these loans reflected as a component of interest expense to related parties on the Condensed Consolidated Statements of Operations for the three months ended September 30, 2021 and 2020 was $0.4 million and $0.9 million, respectively. Interest expense relating to these loans reflected as a component of interest expense to related parties on the Condensed Consolidated Statements of Operations for the nine months ended September 30, 2021 and 2020 was $1.1 million and $3.1 million, respectively. The amortization of the capitalized debt issuance costs reflected as a component of interest expense to related parties in the Condensed Consolidated Statements of Operations for the three months ended September 30, 2021 and 2020 was $0.0 million and $0.5 million, respectively. The amortization of the capitalized debt issuance costs reflected as a component of interest expense to related parties in the Condensed Consolidated Statements of Operations for the nine months ended September 30, 2021 and 2020 was $0.4 million and $1.6 million, respectively. The balance of accrued interest associated with these loans was $0.1 million and $0.1 million as of September 30, 2021 and December 31, 2020, respectively, and was included as a component of due to related parties in the Condensed Consolidated Balance Sheets.

AISF Note 1 matured in August 2020 and was repaid in full in September 2020. AISF Note 2 and AISF Note 3 matured in September 2020 and October 2020, respectively, and both were repaid in full in October 2020. AISF Note 4 was repaid in full by the Partnership prior to maturity in October 2020. AISF Note 5, AISF Note 6, and AISF Note 7 entered into default in 2021. In August 2021, a waiver for the event of default was issued and the interest payments have been deferred until December 2022 for AISF Note 5, AISF Note 6, and AISF Note 7.

In October 2017, a subsidiary of the Partnership entered into a loan agreement with GPB Holdings II, LP, another GPB-managed partnership, for $0.7 million (the “DSR Note”). The loan bears interest at 12% annually, payable monthly in arrears. All outstanding principal and unpaid interest was originally due and payable on October 11, 2018, but was extended until June 30, 2019. As of December 31, 2019, the loan and accrued interest had not yet

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements  (continued)

been repaid as a result of a repayment restriction pursuant to an amendment to a credit agreement dated June 14, 2019 (see Note 11). However, the loan continues to accrue interest at the stated rate. The outstanding note payable balance, including accrued interest, was $1.0 million and $0.9 million, as of September 30, 2021 and December 31, 2020, respectively, which is included as a component of due to related parties in the Condensed Consolidated Balance Sheets.

Notes payable – related party consisted of the following:

(Dollars in thousands) Note	Face Value	Maturity Date	September 30, 2021	December 31, 2020
AISF Note 5	6,556	12/31/2022	6,556	6,366
AISF Note 6	5,203	12/31/2022	5,126	5,039
AISF Note 7	3,272	4/24/2023	2,985	2,871
DSR Note	652	6/30/2019	962	903

Total			15,629	15,179
Less: current portion			962	(12,308)

Total Notes payable – related party, net of current portion			$14,667	$2,871

DUE FROM AFFILIATED COMPANIES

The Partnership incurred expenses for payroll and employee benefits, professional fees, consulting and outside services, and other services on behalf of affiliated entities. These expenses were initially paid by the Partnership and then charged on a pro-rata basis to each of the other limited partnerships managed by GPB, which operate dealerships. The Partnership had non-interest-bearing receivables from these holding companies for allocated expenses of $1.5 million and $1.4 million on September 30, 2021 and December 31, 2020, respectively, which are included as a component of due from related parties in the Condensed Consolidated Balance Sheets. The receivables as of September 30, 2021 and December 31, 2020, are gross of a $1.2 million allowance for doubtful accounts.

OTHER RELATED PARTY TRANSACTIONS

For the three months ended September 30, 2021 and 2020, certain dealerships owned by the Partnership purchased vehicles from dealerships owned by an affiliate, GPB Holdings, LP totaling nil and nil, respectively. For the nine months ended September 30, 2021 and 2020, certain dealerships owned by the Partnership purchased vehicles from dealerships owned by an affiliate, GPB Holdings, LP totaling nil and $0.9 million, respectively.

For the three months ended September 30, 2021 and 2020, certain dealerships owned by the Partnership purchased vehicles from a dealership owned by an affiliate, GPB Holdings II, LP totaling $0.7 million and $0.3 million, respectively. For the nine months ended September 30, 2021 and 2020, certain dealerships owned by the Partnership purchased vehicles from a dealership owned by an affiliate, GPB Holdings II, LP totaling $1.4 million and $1.2 million, respectively.

For the three months ended September 30, 2021 and 2020, certain dealerships owned by the Partnership sold vehicles to a dealership owned by GPB Holdings II, LP totaling $0.3 million and $0.1 million, respectively. For the nine months ended September 30, 2021 and 2020, certain dealerships owned by the Partnership sold vehicles to a dealership owned by GPB Holdings II, LP totaling $0.9 million and $0.4 million, respectively.

For the three months ended September 30, 2021 and 2020, the Partnership made a distribution of redeemable non-controlling interests to be used for tax payments totaling nil and nil, respectively. For the nine months ended September 30, 2021 and 2020, the Partnership made a distribution of redeemable non-controlling interests totaling $0.2 million and nil, respectively.

GPB’s principals, certain other individuals and entities that have assisted and may in the future assist in our operations are and / or will be members in GPB Auto SLP, LLC, a Delaware limited liability company (the “Special LP”). The Special LP will receive a profit allocation, commonly referred to as “carried interest”, from the Partnership in accordance with the waterfall provisions in the LPA. For the three and nine months ended September 30, 2021 and 2020 there have been no profit allocations allocated to the Special LP.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements  (continued)

As compensation for the services to be rendered by Highline, the Partnership pays an operation service provider fee (“OSP”) to Highline for an annual amount agreed to by GPB and Highline, subject to the Highline Board’s approval, following Highline’s delivery of the annual written budget to GPB detailing the fees, costs and expenses that will be incurred by Highline in providing its Services. The Partnership recorded OSP fees as a component of selling, general and administrative expenses in the Condensed Consolidated Statements of Operations of $1.0 million and $3.1 million for the three and nine months ended September 30, 2021 respectively. For the three and nine months ended September 30, 2020 there were no OSP fees recorded for the Partnership.

From commencement of operations through December 31, 2018, there have been various amendments in the LPA and PPM relating to the redemption terms for Limited Partners. Those changes resulted in differentiated redemption terms and calculations. Following the advice of outside legal counsel, the General Partner made the decision to apply the redemption provision that was most beneficial to the redeeming investors who made a redemption request prior to the suspension of redemptions. This analysis was completed in 2019 and based on the final calculations, if a Limited Partner was originally overpaid, the General Partner will reimburse the Partnership and will not seek to claim those funds back from the Limited Partner. During the period from August 2015 through September 2018, the Partnership overpaid applicable redeeming investors $0.3 million and underpaid applicable redeeming investors $0.3 million. The balance of the receivable from the General Partner was $0.3 million as of December 31, 2020 and was included as a component of due to related parties in the Condensed Consolidated Balance Sheets. In June 2021, the balance was repaid in full.

Guarantees

The member of the General Partner (David Gentile, “Member”) provided personal guarantees on certain floorplan and real estate loans prior to 2018. The initial amounts guaranteed totaled $48.7 million. Pursuant to the PPM, the Member of the General Partner can charge a fee to the Partnership for providing such guarantee services. The guarantee fees payable to the Member of the General Partner was calculated at $1.0 million based on 1.99% of the amount of the loans initially guaranteed. $1.0 million was due and payable to the Member of the General Partner which is reflected as a component of due to related parties in the Condensed Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020. The guarantee fees are amortized over the life of the loans. The unamortized portion of the guarantee fee asset of $0.1 million and $0.1 million is included as a component of other assets on the Condensed Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020, respectively.

11.    Commitments and Contingencies

We, our General Partner, and our dealerships are involved in a number of regulatory, litigation, arbitration and other proceedings or investigations many of which exposes us to potential financial loss. We are indemnifying officers, directors and representatives of the dealerships, as well as GPB, its principals, representatives, and affiliates, for any costs they may incur in connection with such disputes as required by various agreements or governing law. This indemnification does not cover any potential future outcomes or settlements that result from these disputes.

We establish reserves or escrows for legal actions when potential losses associated with the actions become probable and the costs can be reasonably estimated. The actual costs of resolving legal actions may be substantially higher or lower than the amounts reserved or placed in escrow for those actions. Distributions may be delayed or withheld until such reserves are no longer needed or the escrow period expires. If liabilities exceed the amounts reserved or placed in escrow, Limited Partners may need to fund the difference by refunding some or all distributions previously received. For the three months ended September 30, 2021 and 2020, the Partnership recorded $1.7 million and nil of legal indemnification expenses in selling, general and administrative expenses in the Condensed Consolidated Statement of Operations. For the nine months ended September 30, 2021 and 2020, the Partnership recorded $3.7 million and nil of legal indemnification expenses in selling, general and administrative expenses in the Condensed Consolidated Statement of Operations.

With respect to all significant litigation and regulatory matters facing us, our General Partner, and our dealerships, we have considered the likelihood of an adverse outcome. It is possible that we could incur losses pertaining to these matters that may have a material adverse effect on our operational results, financial condition or liquidity in any future reporting period. We understand that the General Partner is currently paying legal costs associated with these actions for itself and certain indemnified parties. The Partnership expects to provide partial reimbursement to the General Partner as required by various agreements or governing law, but the amount is not reasonably estimable at this time.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements  (continued)

Regulatory and Governmental Matters

GPB and certain of its principals and affiliates face various regulatory and governmental matters. GPB seeks to comply with all laws, rules, regulations and investigations into any potential or alleged violation of law. In such situations where GPB disagrees with the allegations made against it, GPB intends to vigorously defend itself in court. These matters could have a material adverse effect on GPB and the Partnership’s business, acquisitions, or results of operations.

Appointment of Monitor

On February 11, 2021, the EDNY Court, in the SEC Action, appointed Joseph T. Gardemal III as an independent Monitor over GPB (the “Monitor”) (the “Order”) until further Order of the Court. Pursuant to the Order, Capital Holdings shall (i) grant the Monitor access to all non-privileged books, records and account statements for the GPB-managed Funds, including the Partnership, as well as their portfolio companies, and (ii) cooperate fully with requests by the Monitor reasonably calculated to fulfill the Monitor’s duties. As noted below, the Order was amended on April 14, 2021

The Monitor has the authority to approve or disapprove the following actions: (i) any proposed material corporate transactions by Capital Holdings and/or Highline, the GPB-managed funds, including the Partnership, or the Portfolio Companies (as defined in the Order), or any other proposed material corporate transactions as the Monitor may, in the Monitor’s sole discretion, deem appropriate. The Monitor will negotiate a protocol with Capital Holdings for the review of information concerning proposed material transactions; (ii) any extension of credit by Capital Holdings, Highline, the GPB-managed funds, or the Portfolio Companies outside the ordinary course of business, or to a related party, as defined under the federal securities laws. The Monitor will negotiate a protocol with Capital Holdings for the review of information concerning such extensions of credit; (iii) any material change in business strategy by Capital Holdings or any of the GPB-managed funds; (iv) any material change to compensation of any executive officer, affiliate, or party of Capital Holdings or Highline; (v) any retention by Capital Holdings or Highline of any management-level professional or person (with the exception of any professional retained in connection with litigation commenced prior to this Order, over which approval shall not be required), subject to an acceptable procedure agreed to with the Monitor; (vi) any decision to resume distributions to investors in any of the GPB-managed funds, consistent with the investment objectives of the GPB-managed funds; and (vii) any decision to file, or cause to be filed, any bankruptcy or receivership petition for Capital Holdings or Highline, or for the Portfolio Companies.

The Monitor is authorized and empowered to: (i) review the finances and operations of the GPB-managed funds and, if necessary, individual Portfolio Companies and will negotiate a protocol with Capital Holdings for the review of this information; (ii) review historical corporate transactions by GPB and/or Highline, the GPB-managed funds or the Portfolio Companies, to the extent covered by Capital Holdings’ forthcoming audited financial statements and any restatements covered therein, for the purposes of executing the authority discussed above, and consistent with the authority to share any findings, documents, or information with the SEC, provided, however, the Monitor will not interfere with ongoing audits and will negotiate a protocol with Capital Holdings for the review of this information; (iii) review historical compensation of all executive officers or affiliates of Capital Holdings or Highline; (iv) review the retention of all consultants currently retained by Capital Holdings; (v) review audited financial statements of the GPB-managed funds, which Capital Holdings will promptly deliver to the Monitor upon completion; (vi) review the minutes of all meetings of all boards of directors of the Portfolio Companies, Highline, and the GPB-managed funds; (vii) review the status of all litigation involving Capital Holdings or Highline, and the status of any litigation outside the ordinary course of business involving any of the Portfolio Companies; (viii) review any commencement or settlement of any litigation involving Capital Holdings and Highline, and any commencement or settlement of any litigation outside of the ordinary course of business involving any of the Portfolio Companies; (ix) review any material changes to material leases or real estate holdings, including the signing of any new leases, the termination of leases, material changes to lease terms, or the purchase or sale of any material property by Capital Holdings, Highline, or any of the Portfolio Companies, provided, however, if the material change involves a Capital Holdings, Highline, or Portfolio Company related party or affiliate, the Monitor shall have the power to approve or disapprove of the material change; (x) review insurance policies covering

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Notes to Condensed Consolidated Financial Statements  (continued)

Highline, Capital Holdings, and the GPB-managed funds, as well as affiliates, officers, and directors of such entities; and (xi) review promptly and approve any investor-wide communications intended to be sent by Capital Holdings to investors in the GPB-managed funds.

Within 30 days after the end of each calendar quarter, the Monitor is required to file with the Court under seal or in redacted form to protect sensitive, proprietary information, a full report reflecting (to the best of the Monitor’s knowledge as of the period covered by the report) the status of the reviews contemplated in the Order.

The Monitor was required to submit a report to the court within 60 days of his appointment recommending either continuation of the monitorship, converting it to a receivership, and/or filing of bankruptcy petitions for one or more of the various entities. The Monitor submitted this report on April 12, 2021, and recommended continuation of the Monitorship.

On April 14, 2021, the EDNY Court entered an Amended Order, providing that, in addition to the SEC and GPB, certain State regulators will receive access to the periodic reports filed by the Monitor pursuant to the Order.

Federal Matters

On February 4, 2021, the SEC filed a contested civil proceeding against GPB, Ascendant, AAS, David Gentile, Jeffry Schneider and Jeffrey Lash in the U.S. District Court for the Eastern District of New York (the previously-defined the “EDNY Court” and the “SEC Action”). No GPB-managed partnership was sued. The SEC Action alleges several violations of the federal securities laws, including securities fraud. The SEC is seeking disgorgement and civil monetary penalties, among other remedies.

Also, on February 4, 2021, the USAO brought a criminal indictment against Mr. Gentile, Mr. Schneider, and Mr. Lash (the “Criminal Case”). The indictment in the Criminal Case alleges conspiracy to commit securities fraud, conspiracy to commit wire fraud, and securities fraud against all three individuals. Mr. Gentile and Mr. Lash were also charged with two counts of wire fraud. The USAO intends to seek criminal forfeiture. Mr. Gentile resigned from all management and board positions with GPB, and the GPB-managed funds, including the partnership, and subsidiaries of the partnership, promptly following his indictment.

State Matters

On May 27, 2020, the Massachusetts Securities Division of the Office of the Secretary of the Commonwealth (“Massachusetts”) filed an Administrative Complaint against GPB for alleged violations of the Massachusetts Uniform Securities Act. No GPB-managed fund is a named defendant. The Complaint alleges, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements or omissions. Massachusetts is seeking both monetary and administrative relief, including disgorgement and rescission to Massachusetts residents who purchased the GPB-managed funds. This matter is currently stayed, pending resolution of the Criminal Case.

On February 4, 2021, seven State securities regulators (from Alabama, Georgia, Illinois, Missouri, New Jersey, New York, and South Carolina, collectively the “States”) each filed suit against GPB. No GPB-managed fund is a named defendant in any of the suits. Several of the suits also named Ascendant, AAS, Mr. Gentile, Mr. Schneider, and Mr. Lash as defendants. The States’ lawsuits allege, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements and omissions. The States are seeking both monetary and administrative relief, including disgorgement and rescission. The cases brought by Alabama, Georgia, Illinois, Missouri, New York, and South Carolina have been stayed pending the conclusion of the related Criminal Case. The State of New Jersey has voluntarily dismissed its case, without prejudice to re-file it following the conclusion of the Criminal Case.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements  (continued)

Actions Asserted Against GPB and Others, Not Including the Partnership

Ismo J. Ranssi, derivatively on behalf of Armada Waste Management, LP, v. GPB Capital Holdings, LLC, et al. (New York County, Case No. 654059/2020)

In August 2020, plaintiffs filed a derivative action against GPB, Ascendant Capital, Ascendant AAS, Axiom, David Gentile, Mark D. Martino, and Jeffry Schneider in New York Supreme Court. The Partnership is not a named defendant. The Complaint alleges, among other things, that the offering documents for certain GPB managed funds include material misstatements and omissions. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Galen G. Miller and E. Ruth Miller, derivatively on behalf of GPB Holdings II, LP, v. GPB Capital Holdings, LLC, et al. (New York County, Case No. 656982/2019)

In November 2019, plaintiffs filed a derivative action against GPB, Ascendant, AAS, Axiom, Michael Cohn, Steven Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark D. Martino, and Jeffry Schneider in New York Supreme Court. The Partnership is not a named defendant. The Complaint alleges, among other things, that the offering documents for certain GPB-managed funds include material misstatements and omissions. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Actions Asserted Against GPB and Others, Including the Partnership

For all matters below in which the Partnership is a defendant, we intend to vigorously defend against the allegations, however no assurances can be given that we will be successful in doing so.

Michael Peirce, derivatively on behalf of GPB Automotive Portfolio, LP v. GPB Capital Holdings, LLC, Ascendant Capital, LLC, Ascendant Alternative Strategies, LLC, Axiom Capital Management, Inc., Steven Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark D. Martino and Jeffry Schneider, -and- GPB Automotive Portfolio, LP, Nominal Defendant (New York County, Case No. 652858/2020)

In July 2020, plaintiff filed a derivative action in New York Supreme Court against GPB, Ascendant, AAS, Axiom, Steve Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark Martino, and Jeffry Schneider. The Complaint alleges various breaches of fiduciary duty, aiding and abetting the breaches of fiduciary duty, breach of contract, and unjust enrichment, among other claims. Plaintiffs are seeking declaratory relief and unspecified damages, among other forms of relief. Any potential losses associated with this matter cannot be estimated at this time.

Alfredo J. Martinez, et al. v. GPB Capital Holdings, LLC (Delaware Chancery Court, Case No. 2019-1005)

In December 2019, plaintiffs filed a civil action in Delaware Court of Chancery to compel inspection books and records from GPB, as general partner, and from the Partnership, GPB Holdings I, GPB Holdings II, and GPB Waste Management. In June 2020, the court dismissed plaintiffs’ books and records request, but allowed a contract claim for specific performance to proceed as a plenary action. The plaintiffs are seeking unspecified damages and penalties. Any potential losses associated with this matter cannot be estimated at this time.

Alfredo J. Martinez and HighTower Advisors v. GPB Capital Holdings, LLC, et al. (Delaware Chancery Court, Case No. 2020-0545)

In July 2020, plaintiff filed a complaint against GPB, Armada Waste Management GP, LLC, Armada Waste Management, LP, the Partnership, GPB Holdings II, LP, and GPB Holdings, LP in the Delaware Court of Chancery to compel inspection of GPB’s books and records based upon specious and unsubstantiated allegations regarding GPB’s business practices, among other things. The plaintiffs are seeking unspecified damages and penalties. Any potential losses associated with this matter cannot be estimated at this time.

Lance Cotton, Alex Vavas and Eric Molbegat v. GPB Capital Holdings, LLC, Automile Holdings LLC D/B/A Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and any other related entities (Nassau County, Case No. 604943/2020)

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Notes to Condensed Consolidated Financial Statements  (continued)

In May 2020, plaintiffs filed a civil action in New York Supreme Court against GPB, Automile Holdings LLC d/b/a Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and any other related entities. The complaint alleges that defendants engaged in systematic fraudulent and discriminatory schemes against customers and engaged in retaliatory actions against plaintiffs, who were employed by Garden City Nissan from August until October 2019. The plaintiffs are seeking unspecified damages and penalties. Any potential losses associated with this matter cannot be estimated at this time.

Monica Ortiz, on behalf of herself and other individuals similarly situated v. GPB Capital Holdings LLC; Automile Holdings, LLC d/b/a Prime Automotive Group; David Gentile; David Rosenberg; Philip Delzotta; Joseph Delzotta; and other affiliated entities and individuals (Nassau County, Case No. 604918/2020)

In May 2020, plaintiffs filed a class action in New York Supreme Court against GPB, Automile Holdings LLC d/b/a Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and other affiliated entities and individuals. The Complaint alleges deceptive and misleading business practices of the named Defendants with respect to the marketing, sale, and/or leasing of automobiles and the financial and credit products related to the same throughout the State of New York. The plaintiffs are seeking unspecified damages and penalties. Any potential losses associated with this matter cannot be estimated at this time.

In re: GPB Capital Holdings, LLC Litigation (formerly, Adam Younker, Dennis and Cheryl Schneider, Elizabeth Plaza, and Plaza Professional Center Inc. PFT Sharing v. GPB Capital Holdings, LLC, et al. and Peter G. Golder, individually and on behalf of all others similarly situated, v. GPB Capital Holdings, LLC, et al. (New York County, Case No. 157679/2019)

In May 2020, plaintiffs filed a consolidated class action complaint in New York Supreme Court against GPB, GPB Holdings, GPB Holdings II, GPB Holdings III, the Partnership, GPB Cold Storage, GPB Waste Management, David Gentile, Jeffrey Lash, Macrina Kgil, a/k/a Minchung Kgil, William Edward Jacoby, Scott Naugle, Jeffry Schneider, Ascendant Alternative Strategies, Ascendant Capital, and Axiom Capital Management. The Complaint alleges, among other things, that the offering documents for certain GPB-managed funds, include material misstatements and omissions. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Phillip J. Cadez, et al. v. GPB Capital Holdings, LLC, et al. (Delaware Chancery Court, Case No. 2020-0402)

In May 2020, plaintiffs filed a derivative action in Delaware Court of Chancery against GPB, David Gentile, Jeffrey Lash, and Jeffry Schneider, Defendants, and GPB Holdings I, and the Partnership, as nominal defendants. Previously, plaintiffs had filed a complaint to compel inspection of books and records, which had been dismissed without prejudice.

In the current action, plaintiffs are alleging various breaches of fiduciary duty, unjust enrichment, and with regard to GPB, breach of the Partnerships’ LPAs. Plaintiffs are seeking unspecified damages, declaratory, and equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Jeff Lipman and Carol Lipman, derivatively on behalf of GPB Holdings II and Auto Portfolio v. GPB Capital Holdings, LLC, et al. (Delaware Chancery Court, Case No. 2020-0054)

In January 2020, plaintiffs filed a derivative action in Delaware Court of Chancery against GPB, David Gentile, Jeffrey Lash, and Jeffry Schneider. The Complaint alleges various breaches of fiduciary duty, fraud, gross negligence, and willful misconduct. The plaintiffs seek unspecified damages among other forms of relief. Any potential losses associated with this matter cannot be estimated at this time.

Mary Purcell, et al. v. GPB Holdings II, LP, et al. (Cal. Supreme Court, Orange County, Case No. 30-2019-01115653-CU-FR-CJC)

In December 2019, plaintiffs filed a civil action in Superior Court in Orange County, California against Rodney Potratz, FSC Securities Corporation, GPB Holdings II, the Partnership, GPB, David Gentile, Roger Anscher, William Jacoby, Jeffrey Lash, Ascendant, Trevor Carney, Jeffry Schneider, and DOES 1 – 15, inclusive. The Complaint alleges breach of contract, negligence, fraud and breach of fiduciary duty. Plaintiffs are seeking rescission, unspecified damages, and other equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements  (continued)

Stanley S. and Millicent R. Barasch Trust and Loretta Dehay, individually and on behalf of others similar situated v. GPB Capital Holdings, LLC, et al. (W.D. Texas, Case No. 19 Civ. 1079)

In November 2019, plaintiffs filed a putative class action in the United States District Court for the Western District of Texas against, certain limited partnerships, including the Partnership, for which GPB is the general partner, AAS, and Ascendant, as well as certain principals of the GPB-managed funds, auditors, a fund administrator, and individuals. (Please note that the original Complaint named Millicent R. Barasch as the plaintiff, but since her death, her trust has successfully moved to substitute for all purposes in this litigation.) The Complaint alleges civil conspiracy, fraud, substantial assistance in the commission of fraud, breach of fiduciary duty, substantial assistance in the breach of fiduciary duty, negligence, and violations of the Texas Securities Act. The plaintiffs are seeking unspecified damages, declaratory relief, among other forms of relief. Any potential losses associated with this matter cannot be estimated at this time.

Barbara Deluca and Drew R. Naylor, on behalf of themselves and other similarly situated limited partners, v. GPB Automotive Portfolio, LP et al. (S.D.N.Y., Case No. 19-CV-10498)

In November 2019, plaintiffs filed a putative class action complaint in the United States District Court for the Southern District of New York against GPB, GPB Holdings II, the Partnership, David Gentile, Jeffery Lash, AAS, Axiom, Jeffry Schneider, Mark Martino, and Ascendant. The Complaint alleges, among other things, fraud and material omissions and misrepresentations to induce investment. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Kinnie Ma Individual Retirement Account, et al., individually and on behalf of all others similarly situated, v. Ascendant Capital, LLC, et al. (W.D. Texas, Case No. 19-CV-1050)

In October 2019, plaintiffs filed a putative class action in the United States District Court for the Western District of Texas against GPB, certain limited partnerships, including the Partnership, for which GPB is the general partner, AAS, and Ascendant, as well as certain principals of the GPB-managed funds, auditors, broker-dealers, a fund administrator, and other individuals. The Complaint alleges violations of the Texas Securities Act, fraud, substantial assistance in the commission of fraud, breach of fiduciary duty, substantial assistance in breach of fiduciary duty, and negligence. The plaintiffs are seeking unspecified damages and certain equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

GPB Capital Holdings, LLC et al. v. Patrick Dibre (Nassau County, Case No. 606417/2017)

In July 2017, GPB, the Partnership, GPB Holdings I, GPB Holdings Automotive, LLC, and GPB Portfolio Automotive, LLC filed suit in New York State Supreme Court against Patrick Dibre, one of their former operating partners, for breach of contract and additional claims arising out of the Defendant’s sale of certain automobile dealerships to the GPB Plaintiffs. Mr. Dibre answered GPB’s Complaint, and asserted counterclaims alleging breach of contract and unjust enrichment.

Both parties are currently engaged in court-supervised mediation and are negotiating a potential partial settlement. However, there can be no assurance that the parties will reach a settlement on any of the issues raised in the litigation. Any potential losses associated with this matter cannot be estimated at this time.

Concorde Investment Services, LLC v. GPB Capital Holdings, LLC, et al. (New York County, Index No. 650928/2021)

In February 2021, Concorde Investment Services, LLC filed suit in New York State Supreme Court against GPB, certain limited partnerships for which GPB is the general partner, and others. The Complaint alleges breaches of contract, fraudulent inducement, negligence, interference with contract, interference with existing economic relations, interference with prospective economic advantage, indemnity, and declaratory relief, and includes a demand for arbitration. Plaintiff’s demands include compensatory damages of at least $5.0 million and a declaration that Concorde is contractually indemnified by the Defendants.

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements  (continued)

In October 2021, the Supreme Court ordered the action be stayed so that the Plaintiffs could pursue claims in arbitration. By the same Order, the Court denied the Defendants’ motions to dismiss the Complaint. Any potential losses associated with this action cannot be estimated at this time.

Dealership Related Litigation

David Rosenberg, et al. v. GPB Prime Holdings LLC et al. (Case No. 1982CV00925)

In June 2019, the former COO of GPB Prime, David Rosenberg, brought a breach of contract action against GPB Prime and Automile Parent Holdings, LLC in Massachusetts Superior Court. In November 2019, an amended complaint was filed, naming GPB Prime, LLC, Automile Parent Holdings, LLC, Automile Holdings, LLC (“Automile”), Automile TY Holdings, LLC, David Gentile, Jeffrey Lash, Kevin Westfall, Jovan Sijan, James Prestiano, Manuel Vianna, Nico Gutierrez and Michael Frost. The amended complaint alleges breach of contract, breach of the implied covenant of good faith and fair dealing, breach of fiduciary duty (both direct and derivatively), aiding and abetting the breach of fiduciary duty, fraud, conspiracy, conversion, and equitable relief/specific performance.

Mr. Rosenberg’s breach of contract claims relating to his employment agreement with Automile Holdings, LLC were submitted to Judicial Arbitration and Mediation Services, Inc. (“JAMS”) for binding arbitration.

In November 2021, the parties to both actions involving Mr. Rosenberg agreed to a full and final settlement of the pending litigation and arbitration of $30.0 million, which resulted in an additional accrual of $6.0 million recorded in the Condensed Consolidated Statement of Operations for the three and nine months ended September 30, 2021, to cover the excess over the redeemable non-controlling interest already recorded in the Condensed Consolidated Balance Sheet, and to a full release from any and all pending claims. Upon full execution of the settlement, the parties filed a joint stipulation, dismissing with prejudice the pending litigation in Massachusetts, and withdrawing from the JAMS arbitration.

VWoA v. GPB Capital Holdings, LLC (S.D.N.Y., Case No. 1:20-cv-01043)

On or about February 7, 2020, Volkswagen of America (“VWoA”) filed a complaint against GPB in the Southern District of New York.

VWoA seeks declaration that: (a) GPB’s change of directors entitles VWoA to the remedies agreed upon by the parties in the Business Relationship Agreement, as Amended (“BRA”), which allegedly includes a requirement for GPB to cause the divestiture of the Volkswagen dealerships owned by the Partnership upon certain events; (b) GPB’s removal and/or termination of David Rosenberg is an event under the BRA that enables VWoA to enforce the requirement that the Partnership divest all ownership interests in the dealerships; (c) GPB failed to abide by the BRA’s divestiture requirement, thus entitling VWoA to enforce the termination remedy; (d) a declaration that: (1) GPB caused, directed or permitted its dealerships to file the Arbitration Action; (2) the filing of the Arbitration Action is a breach of GPB’s covenant not to contest or sue; and (3) VWoA is entitled full enforcement of the BRA, including enforcement of its right to recoup all attorney fees and costs associated with the defense of this proceeding and the Arbitration Action, and that GPB is required to indemnify and hold VWoA harmless from any monetary damages, equitable judgments, or fees and costs resulting from any legal, administrative, or (4) equitable proceeding; (e) judgment awarding VWoA specific performance of the BRA, including ordering GPB to cause the Dealership Agreements for the Prime, Caprara, and Norwood dealerships to be terminated; (f) judgment awarding VWoA relief from the Arbitration Action, including but not limited to ordering GPB to cause the dealer to dismiss the Arbitration Action with prejudice; and (g) judgment awarding VWoA all of its attorneys’ fees and legal costs incurred in this proceeding and also in defense of VWoA’s rights regarding the Arbitration Action.

This lawsuit has been amended although it has not been filed against the Volkswagen dealerships owned by the Partnership, and is not a lawsuit against those dealerships to terminate the relevant Volkswagen Franchise Agreements. VWoA has filed this suit to try to avoid arbitration sought by the dealerships, despite VWoA’s dealership agreement having provisions to allow a dealer to seek arbitration, and to enforce alleged contract rights

GPB AUTOMOTIVE PORTFOLIO, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements  (continued)

against the Partnership. GPB filed an answer generally denying the allegations. The parties are engaged in discovery. The Caprara Volkswagen dealership was sold for commercial reasons unrelated to this litigation in 2020. In April 2020, Saco Auto Holdings VW, LLC d/b/a Prime Volkswagen (“Prime VW”), the entity operating the Volkswagen dealership in Saco, Maine, filed a separate action before the Maine Motor Vehicle Franchise Board protesting VWoA’s efforts to cause GPB to divest the Volkswagen dealerships, which would result in the effective termination of that dealership. Consistent with the legal position being taken by GPB in the SDNY case, Prime VW contends that VWoA’s attempt to force the divestiture of the dealerships violates state law and Prime VW intends to vigorously contest VWoA’s efforts to cause the divestiture of the dealership in Maine’s Motor Vehicle Franchise Board. Plaintiffs have not tendered a monetary value on relief sought. GPB believes VWoA’s allegations have little to no basis and has been and will continue to vigorously defend itself in this matter. Any potential losses associated with this matter cannot be estimated at this time. The completion of the pending sale of the business may cause this matter to be dismissed without prejudice.

AMR Auto Holdings – PA, LLC d/b/a Westwood Audi v. Audi of America, Inc., an operating unit of Volkswagen Group of America, Inc. (Dist. of Massachusetts, No. 1:20-cv-10861)

AMR Auto Holdings – PA, LLC (a subsidiary of the Partnership), is a Massachusetts based motor vehicle dealership with a franchise to sell and service new Audi products. This dealership entity is wholly owned by Automile Holdings, LLC. On September 16, 2019, the Board of Managers of Automile Holdings, LLC, terminated its Chief Executive Officer for cause and communicated its action to the various motor vehicle manufacturers and distributors with which it or its subsidiaries have franchises, including Audi of America, Inc. (“AoA”). Certain manufacturers, including AoA, raised concerns that various provisions of underlying agreements had been breached by terminating the CEO without providing prior notice and receiving prior consent from the distributor. On February 5, 2020, AoA sent a notice of termination, seeking to terminate AMR Auto Holdings-PA LLC’s franchise agreement. On April 3, 2020, AMR Auto Holdings – PA, LLC, filed a lawsuit in the Superior Court of the Commonwealth of Massachusetts, Norfolk County, protesting Audi’s notice of termination which, by agreement with Audi, stays termination of the franchise pending resolution of the lawsuit. The case was removed in May 2020 to, and is presently pending in, the United States District Court for the District of Massachusetts. As of July 2021, the parties have been engaged in discovery, which they anticipate to continue into 2022. AMR Auto Holdings – PA, LLC, is and will continue to vigorously protest AoA’s notice of termination through this litigation. Any potential losses associated with this matter cannot be estimated at this time.

Certain of these outstanding matters include speculative, substantial or indeterminate monetary amounts. We record a liability when we believe that it is probable a loss will be incurred and the amount can be reasonably estimated. If we determine that a loss is reasonably possible and the loss or range of loss can be estimated, we disclose the reasonably possible loss. We evaluate developments in our legal matters that could affect the amount of liability that has been previously accrued, if any, and the matters and related reasonably possible losses disclosed, and make adjustments as appropriate. Significant judgement is required to determine both the likelihood of there being and the estimated amount of a loss related to such matters. The completion of the pending sale of the business may cause this matter to be dismissed without prejudice.